COEUR D'ALENE MINES CORPORATION AND SUBSIDIARIES

                                  EXHIBIT 11

                 STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS



                                                     Three Months Ended
                                                           March 31,
                                                ----------------------------
                                                  1996                1995
                                                --------            --------
                                        (In thousands except per share amounts)

Average shares outstanding                       20,502               15,578
                                                ========            ========


  Income (Loss) from continuing operations     $    133             $ (3,367)
  Income from discontinued operations                                    192
                                                --------            ---------
  Net income (Loss)                                 133               (3,175)
                                               =========            =========

Per share amounts:
  Income (Loss) from continuing operations     $    .01             $   (.21)
  Income from discontinued operations                                    .01
                                               ---------            --------
      Net Income per share                     $    .01             $   (.20)
                                               =========            =========





Net income (Loss)                              $    133             $  3,175
  Less Preferred Dividends                          463
                                               ---------

  Net loss attributable to common
    shareholders                               $   (330)            $  3,175
                                               =========            =========


Per share amounts attributable to common:
  Net loss from continuing operations          $   (.02)            $   (.21)
  Income from discontinued operations                                    .01
                                               ---------            ---------
      Net loss per share attributable
        to common shareholders                 $   (.02)            $   (.20)
                                               =========            =========